As filed with the Securities and Exchange Commission on October 16, 2009

Registration No. 333-55356

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CHARLOTTE RUSSE HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0724325
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Frederick G. Silny

Chief Financial Officer

4645 Morena Boulevard

San Diego, California 92117

(858) 587-1500

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention: Marilyn French, Esq.

Tel: 617-772-8319

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,

please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Charlotte Russe Holding, Inc., a Delaware corporation (the “Company”), removes from registration all securities registered under the Registration Statement on Form S-3 (Registration Number 333-55356) filed by the Company on February 9, 2001, as amended on February 16, 2001 (the “Registration Statement”), with the U.S. Securities and Exchange Commission, pertaining to the registration of 3,500,000 shares of common stock, par value $0.01 per share, of the Company (“common stock”).

On August 24, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Advent CR Holdings, Inc., a Delaware corporation (“Parent”), and Advent CR, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Parent, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective at 12:01 a.m. on October 14, 2009 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by Parent or it subsidiaries or shares with respect to which appraisal rights were properly exercised under Delaware law) converted into the right to receive $17.50 per share in cash, without interest and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on this 16th day of October 2009.

CHARLOTTE RUSSE HOLDING, INC.
By:	/s/ Frederick G. Silny
	Name:	Frederick G. Silny
	Title:	Chief Financial Officer (Principal Financial Officer), Principal Accounting Officer, Executive Vice President and Treasurer

Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on this 16th day of October 2009 in the capacities indicated.

Signature	Title

/s/ Jenny Ming	Chief Executive Officer (Principal Executive Officer), President and Director
Jenny Ming

/s/ Frederick G. Silny	Chief Financial Officer (Principal Financial Officer), Principal Accounting Officer, Executive Vice President and Treasurer
Frederick G. Silny

/s/ David Mussafer	Chairman of the Board of Directors
David Mussafer

/s/ Andrew W. Crawford	Secretary and Director
Andrew W. Crawford